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                                                                     EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             EXTREME NETWORKS, INC.

     (Pursuant to Sections 242 and 245 of the General Corporation Law of the
                               State of Delaware)

     I, Gordon Stitt, Chief Executive Officer of Extreme Networks, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law ("DGCL"), DO HEREBY CERTIFY AS FOLLOWS:

     1. That the Board of Directors of the Corporation, at a meeting of its members, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

         RESOLVED FURTHER, that the Restated Certificate of Incorporation be amended by changing the first paragraph of Section A of the Article thereof numbered "FOURTH" so that, as amended, said first paragraph of Section A of the Article thereof numbered "FOURTH" shall be and read as follows:

         "A. The Corporation is authorized to issue a total of 752,000,000 shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock". The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 2,000,000 and the total number of shares of Common Stock that the Corporation shall have the authority to issue is 750,000,000. All of the authorized shares shall have a par value of $0.001."

     2. That the stockholders of the Corporation, at a meeting and vote of the stockholders, have given consent to said amendment in accordance with the provisions of Section 216 of the DGCL.

     3. That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 216 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 7th day of December, 2000.

                                   EXTREME NETWORKS, INC.


                                   By:   /s/ Gordon Stitt
                                         ---------------------------------------
                                         Gordon Stitt, Chief Executive Officer